UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2008, ClearPoint Business Resources, Inc. (the “Company”) issued notes (the “Notes”) to each of Michael Traina, Parker Drew and TerraNova Partners, L.P. (“TerraNova” and, together with Messrs. Traina and Drew, the “Lenders”) in the principal amount of $104,449, $50,000 and $100,000, respectively. Mr Traina is the Company’s Chairman of the Board of Directors and Chief Executive Officer, Mr. Drew is a member of the Company’s Board of Directors and TerraNova, a majority stockholder of the Company, is 100% owned by Vahan Kololian, the Company’s lead director. Mr. Kololian also controls 100% of the voting interest and 55% of the non-voting equity interest in the general partner of TerraNova.

The Notes contain identical terms. The Notes are unsecured and payable on demand. No interest accrues on the unpaid principal balance of the Notes until demand. After demand, the Notes bear interest at an annual rate of 5%.

The foregoing is a summary of the material provisions of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Pursuant to the Marketplace Rules of The Nasdaq Stock Market LLC (“Nasdaq”), whenever the staff of the Nasdaq Listing Qualifications Department (the “Staff”) determines that a company, the securities of which are listed on Nasdaq, does not meet a Nasdaq continued listing standard, including, but not limited to, the requirements set forth in Nasdaq Marketplace Rule 4310(c)(4) (“Rule 4310(c)(4)”), the Staff notifies the company of such non-compliance.

On June 9, 2008, the Company received a deficiency letter (the “Notice”) from Nasdaq indicating that the Company is not in compliance with Rule 4310(c)(4) because, for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum requirement of $1.00 per share. The Notice states that in accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until December 8, 2008, to regain compliance with Rule 4310(c)(4). If, at any time before December 8, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff may provide the Company written notification that it has achieved compliance with Rule 4310(c)(4).

The Notice also states that if the Company does not regain compliance with Rule 4310(c)(4) by December 8, 2008, the Staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets such initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company would have the ability to appeal the Staff’s decision to the Nasdaq Listing Qualifications Panel. The Company can offer no assurance that it will be able to achieve compliance with the Nasdaq Marketplace Rules referenced above.

The Company issued a press release on June 12, 2008 respecting the above as required by Nasdaq. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2008 that on May 28, 2008, the Company appointed John G. Phillips as the Chief Financial Officer and Treasurer of the Company.

Mr. Phillips’ salary is $175,000 per year, payable in accordance with the Company’s payroll policies. Bonuses will be paid to Mr. Phillips at the discretion of the Board of Directors of the Company (the “Board”) and, subject to approval by the Board, he will be awarded an initial grant of options to purchase 50,000 shares of the Company’s common stock (the “Common Stock”). Additional annual option grants may be made at the discretion of the Board.

Benefits will be paid to Mr. Phillips in accordance with the Company’s benefits policies. Severance will be paid to Mr. Phillips only in the event that he is terminated by the Company without cause. If Mr. Phillips is terminated within one year of commencing employment, he will be entitled to total severance of one month’s salary with no other consideration. If termination occurs anytime after one year of commencing employment, Mr. Phillips will be entitled to severance of one-half of his annual salary, payable over six months in accordance with the Company’s payroll policies, and the Company will continue to pay his health benefits for three months following termination.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 12, 2008.